Exhibit 99.1


                         JONES APPAREL GROUP, INC.
               COMPLETES ACQUISITION OF NINE WEST GROUP INC.


New York, New York - June 15, 1999 - Jones Apparel Group, Inc. ("Jones" or "Company") (NYSE:JNY) announced today that is has completed its previously announced acquisition of Nine West Group Inc. ("Nine West").

Jones will exchange .5011 of a Jones common share and $13 in cash for each Nine West Group common share. Nine West had approximately 34 million shares outstanding prior to the closing.

The Company also announced the closing of $225 million of senior notes due 2006, and $175 million of senior notes due 2004, and the completion of a $700 million 5-year bank revolving credit facility and a $500 million 364-day bank facility. These facilities are being used to finance the acquisition, refinance certain portions of Nine West's outstanding debt, and for the Company's ongoing working capital, general corporate and trade letter of credit requirements.

Jones Apparel Group, Inc. (www.jny.com) is a leader in the apparel industry. Jones designs and markets a broad array of products, including sportswear, jeanswear, suits and dresses. Jones markets its products under nationally known brands, including Jones New York, Evan-Picone, Rena Rowan, Todd Oldham and Saville. Licensed brands include Lauren by Ralph Lauren, Ralph by Ralph Lauren and Polo Jeans Company, which are licensed from Polo Ralph Lauren.

Nine West Group Inc. is a leading designer, developer, manufacturer and marketer of quality, fashionable women's footwear and accessories. Its internationally recognized brands are marketed in the "bridge" to "moderate" price ranges and include the flagship Nine West label, Amalfi, Bandolino, Luca B. for Calico, cK/Calvin Klein (under license), Easy Spirit, Enzo Angiolini, Evan Picone, 9 & Co., Pappagallo, Selby, Westies, Pied a Terre and the Shoe Studio Group Limited brands. Nine West Group's products are sold to more than 7,000 department, specialty and independent retail stores through approximately 1,100 of its own domestic retail stores and approximately 430 international retail locations.

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 1998 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise. The Company's senior notes referred to above have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.